Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of December 16, 2014 (this “Agreement”), among Coeur Mining, Inc., a Delaware corporation (“Parent”), and each of the stockholders of Paramount Gold and Silver Corp., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Hollywood Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), the Company and Paramount Nevada Gold Corp., a British Columbia corporation and a wholly-owned subsidiary of the Company, are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, each Stockholder is the record or beneficial owner of shares of common stock, par value $0.001 per share, of the Company (“Shares”) as set forth on Schedule A hereto (with respect to each Stockholder, the Shares listed on Schedule A, together with any additional Shares or other voting securities of the Company of which such Stockholder has as of the date hereof or acquires after the date hereof record or beneficial ownership, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification or exchange, upon exercise or conversion of any options, warrants or other securities, or otherwise, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to Parent and Merger Sub’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Prior to the Termination Date (as defined below), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual, special or otherwise and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, however proposed (a) when a meeting is held, appear at such meeting or otherwise cause its Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by the Company for written consent, and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Merger, the adoption of the Merger Agreement and any other matters necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger or Spin-Off), (C) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any action or transaction that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement, or of the Stockholder contained in this Agreement, (D) any change in the present capitalization or dividend policy of the Company (other than the Spin-Off) or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved by Parent and (E) any other change in the Company’s corporate structure or business.

2. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby grants to, and appoints, Parent, the executive officers of Parent, and any other designee of Parent, each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Shares as indicated in Section 1. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to its Covered Shares. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

(b) The proxy granted in this Section 2 shall terminate and be of no further force and effect on the Termination Date.

3. No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or other agreement that directly or indirectly addresses voting with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the date that the Merger Agreement is terminated in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders (such earliest date, the “Termination Date”); provided, that the provisions set forth in Sections 10 and 24 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

5. Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a) Schedule A lists all Shares owned of record or beneficially by such Stockholder, designating any such Shares that are restricted or otherwise subject to vesting requirements. Schedule A lists all options, warrants and other securities convertible into or exercisable or exchangeable for Shares owned of record or beneficially by such Stockholder. Except as set forth on Schedule A, such Stockholder does not own of record or beneficially any voting securities in the Company or any securities convertible into or exercisable or exchangeable for any such voting securities. Such Stockholder does not own of record any Shares which are beneficially owned by a third Person.

(b) Such Stockholder is the record or beneficial owner of, and has good and valid title to, all Covered Shares of such Stockholder, free and clear of Liens other than as created by this Agreement. Such Stockholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights. Such Covered Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of such Covered Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares, except as contemplated by this Agreement.

(c) Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by each such Stockholder which is an entity, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby on a timely basis. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is married, and any of the Covered Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder on a timely basis.

(e) There is no action, suit, claim, arbitration, investigation, complaint, inquiry or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement on a timely basis.

(f) Except as provided in the Merger Agreement or the Company Disclosure Letter, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

(g) Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein and would not enter into the Merger Agreement if such Stockholder did not enter into this Agreement.

6. Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a) Such Stockholder shall not, and shall not authorize or permit any of its Subsidiaries or Affiliates or its or their Representatives, directly or indirectly, to:

(i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal;

(iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, binding term sheet or other Contract constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal;

(iv) approve or recommend or propose to approve or recommend any Acquisition Proposal or any Contract constituting or relating to any Acquisition Proposal to the Company or any third Person;

(v) make, or in any manner participate in, a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of Shares (other than in favor of the Merger), or seek to cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement; or

(vi) resolve, agree or propose to do any of the foregoing.

(b) Such Stockholder will immediately cease and cause to be terminated all existing discussions or negotiations (if any) with any Person conducted heretofore with respect to any of the matters described in paragraph (a) above.

(c) Such Stockholder shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event such Stockholder receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written agreement or other materials provided by such Person. Such Stockholder shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such indication, inquiry, request, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(d) Except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, gift, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any Contract with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void.

(e) In the event that such Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Shares or other voting interests with respect to the Company, such Shares or voting interests shall, without further action of the parties, be deemed Covered Shares and subject to the provisions of this Agreement, and the number of Shares held by such Stockholder set forth on Schedule A hereto will be deemed amended accordingly and such Shares or voting interests shall automatically become subject to the terms of this Agreement. Each Stockholder shall promptly notify Parent and the Company of any such event.

7. Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and nothing in this Agreement shall restrict or limit the ability of any Stockholder who is also a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company except for actions specifically prohibited in the Merger Agreement.

8. Disclosure. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by Law, the Securities and Exchange Commission or in the Form S-4, the Form S-1 or the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement, and to disclose a copy of this Agreement.

9. Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be deemed by Parent to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

10. Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.

11. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party or by a duly authorized officer on behalf of such party.

12. Confidentiality. The Stockholders agree (a) to hold any non-public information regarding Parent, Merger Sub, this Agreement and the Merger in strict confidence and (b) except as required by law or legal process not to divulge any such non-public information to any third Person.

13. Interpretation. When a reference is made in this Agreement to a Section, paragraph, clause or Schedule, such reference shall be to a Section, paragraph, clause or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to “vote”, “voting”, “voted” and likewise shall refer to shares being voted or otherwise tabulated in any manner possible, whether in person at a meeting, by written consent, by proxy or otherwise. A Person shall be deemed the “beneficial” owner of, shall be deemed to have “beneficial” ownership of, and shall be deemed to “beneficially” own any securities which such Person or any of such Person’s Affiliates (a) beneficially owns as determined pursuant to Rule 13d 3 under the Exchange Act as in effect on the date of this Agreement, (b) has the right to acquire (whether such right is exercisable immediately or only after the passage of time), or (c) has the right to vote or dispose of, directly or indirectly. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any Law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of receipt, if delivered personally, (b) on the date of receipt, if delivered by facsimile or e-mail during normal business hours on a Business Day or, if delivered outside of normal business hours on a Business Day, on the first Business Day thereafter, (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

(ii) If to Parent:

Coeur Mining, Inc.

104 S. Michigan Ave., Suite 900

Chicago, Illinois 60603

Attention:	Mitchell Krebs, President and Chief Executive Officer, and
Casey M. Nault, Vice President, General Counsel and Secretary
Facsimile:	312.489.5899
E-mail:	MKrebs@coeur.com; CNault@coeur.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Steven R. Shoemate

Facsimile: 212.351.5316

E-mail: sshoemate@gibsondunn.com

15. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Disclosure Letters thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

17. Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

18. Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

20. Enforcement. The parties agree that irreparable damage would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 18, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

21. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

22. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

23. Fees and Expenses. Except to the extent provided in the Merger Agreement, all fees and expenses incurred in connection with this Agreement, the Merger Agreement, the Merger and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

24. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

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IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

COEUR MINING, INC.

/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	President and Chief Executive Officer

FCMI FINANCIAL CORP.

/s/ Dan Scheiner
Name:	Dan Scheiner
Title:	Vice President

CHRISTOPHER CRUPI

/s/ Christopher Crupi

CHRISTOPHER REYNOLDS

/s/ Christopher Reynolds

SIGNATURE PAGE TO VOTING AGREEMENT

MICHEL YVAN STINGLHAMBER

/s/ Michel Yvan Stinglhamber

JOHN CARDEN

/s/ John Carden

ELISEO GONZALEZ-URIEN

/s/ Eliseo Gonzalez-Urien

MICHAEL CLANCY

/s/ Michael Clancy

CARLO BUFFONE

/s/ Carlo Buffone

SIGNATURE PAGE TO VOTING AGREEMENT

GLEN VAN TREEK

/s/ Glen Van Treek

ROBERT DINNING

/s/ Robert Dinning

SHAWN KENNEDY

/s/ Shawn Kennedy

SIGNATURE PAGE TO VOTING AGREEMENT

SCHEDULE A

Stockholder	Address	Owned Shares	Options	Warrants
FCMI Financial Corp.	Suite 250, BCE Place, 181 Bay Street, Toronto, Ontario, Canada M3J 2T2	24,444,234	Nil	Nil
Christopher Crupi	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	4,064,766	700,000	Nil
Christopher Reynolds	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	30,000	415,000	Nil
Michel Yvan Stinglhamber	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	150,000	230,000	Nil
John Carden	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	78,596	230,000	Nil
Eliseo Gonzalez-Urien	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	160,000	230,000	Nil
Michael Clancy	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	128,581	125,000	Nil
Carlo Buffone	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	40,000	575,000	Nil
Glen Van Treek	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	Nil	900,000	Nil
Robert Dinning	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	198,168	400,000	Nil
Shawn Kennedy*	665 Anderson Street, Winnemucca, NV, 89445 Fax: (613) 226-5106	299,735	317,500	Nil

*	Notwithstanding anything to the contrary in the Agreement, Mr. Kennedy shall be permitted to sell on the NYSE MKT or TSX through ordinary brokers’ transactions up to 200,000 Shares during the term of this Agreement.

There is no restricted stock.